UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

17-Jan-2017

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

CORPORATE PARTICIPANTS

Robert W. Bannon	Andrew D. Gilchrist
Vice President, Investor Relations, Reynolds American Inc.	Chief Financial Officer & Executive Vice President, Reynolds American Inc.
Susan M. Cameron
Executive Chairman, Reynolds American Inc.	Debra Ann Crew
President and Chief Executive Officer, Reynolds American Inc.

OTHER PARTICIPANTS

Judy E. Hong	Michael Lavery
Analyst, Goldman Sachs & Co.	Analyst, CLSA Americas LLC

Bonnie L. Herzog	Christopher Growe
Analyst, Wells Fargo Securities LLC	Analyst, Stifel, Nicolaus & Co., Inc.

Adam J. Spielman	Priya Ohri-Gupta
Analyst, Citigroup Global Markets Ltd.	Analyst, Barclays Capital, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Melissa, and I will be your conference operator today. At this time, I would like to welcome everyone to the BAT RAI Proposed Transaction Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions] Thank you.

Mr. Bob Bannon, Vice President of Investor Relations, you may begin your conference.

Robert W. Bannon

Vice President, Investor Relations, Reynolds American Inc.

Thank you, operator. Good morning, and welcome everyone. I’m Bob Bannon, Vice President of Investor Relations at Reynolds American.

Before we begin our discussion on today’s announcement, I will give you a moment to read our cautionary statement on forward-looking information. We will be discussing some forward-looking information, and actual results could differ materially from our forecast and from other forward-looking statements. The risks that could cause these differences are listed in our press release this morning as well as our SEC filings. We disclaim any intent or obligation to update any forward-looking statements, except as expressly required by law.

We’ll also be discussing some adjusted results in the presentation today. A reconciliation of adjusted to GAAP results is at the end of the presentation, which is available on our new transaction website at www.batreynolds.transactionannouncement.com.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

With us today are Susan Cameron, RAI’s Executive Chairman; Debra Crew, our President and Chief Executive Officer; and Andrew Gilchrist, Chief Financial Officer. We will cover the transaction highlights, RAI’s transformation journey, the key financial terms of the transaction and the reasons we believe this transaction is so compelling. After that, we’ll be happy to take your questions.

Now, I’ll turn the call over to Susan.

Susan M. Cameron

Executive Chairman, Reynolds American Inc.

Thank you, Bob, and good morning. My thanks to each of you for joining us. We are excited to announce today that we have reached an agreement under which Reynolds American will be acquired by British American Tobacco in a cash and share transaction valued at $59.64 per share, which reflects the transaction price that is a 26.4% premium to the RAI stock price on October 20, the day prior to publicly announcing BAT’s initial proposal.

The transaction committee and RAI’s full board of directors are very pleased to have reached this agreement as a result of their significant discussions and negotiations with BAT over the past few months following that initial proposal. The agreement represents a total enterprise value for all of RAI at more than $95 billion and is a 7% premium to the original October 20 proposal, resulting from BAT’s incremental understanding of RAI’s unique opportunities for growth in the attractive and profitable U.S. tobacco market.

What we are announcing today is compelling, strategic and serves to create further value. The acquisition of Reynolds American that we have agreed to, not only represents a significant premium for our shareholders, but also includes the potential for continued future growth through ownership in the combined company. And to that point, current RAI shareholders will represent about 19% ownership of the combined company and more than 40% of the profits. This acquisition also increases scale, generates considerable cost efficiencies, enhances geographic diversification and significantly strengthens R&D capabilities. All of which will result in enhanced growth opportunities for the combined company.

And it is also expected to benefit adult tobacco consumers across the globe by further supporting Reynolds American’s ongoing efforts to lead the transformation of the tobacco industry. And that transformation journey has delivered tremendous progress over the past 12 years, beginning with the business combination between R.J. Reynolds and Brown & Williamson in 2004.

First as CEO and now as Executive Chairman, it has been a quite journey for me as well over the period. The milestone shown on this slide tell only part of the story. But you can see how we have transformed what was then a declining cigarette business to today’s robust and highly profitable enterprise that is driving innovation and change across the industry. All thanks must go to our very talented and dedicated employees. They have done and they will continue to do a fantastic job.

This next step for us represent a leap forward in RAI’s transformation journey. As the combined company, we’ll have a world-class pipeline of next-generation products, along with global scale and the R&D capabilities of both companies that will fuel the commercialization of innovative tobacco alternatives.

It is our expectation that we will continue to transform the industry by driving innovation throughout our businesses, redefining enjoyment of adult tobacco consumers and reducing the harm caused by smoking; but now, to do so, as BAT’s largest operating subsidiary.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

And throughout this journey, we have delivered on our commitment to return value to our shareholders. Many of you are aware of our company’s proven track record of successful execution, particularly in situations requiring integration expertise. Our intense focus on efficiency and productivity improvement is embedded across all areas of the organization, and that’s clearly reflected in RAI’s strong adjusted operating margin improvement over the years, progressing from 17% in 2004 to more than 48% in the third quarter of 2016.

And as you know, we have delivered excellent total shareholder returns over the long-term. As you can see here, we have consistently outperformed the S&P 500 over one, three, five and 10-year periods, as well as since the inception of RAI in 2004. And we see today’s announcement as the culmination of our impressive record of long-term shareholder value creation.

So, now, I’ll turn the call over to Andrew, who will walk you through some of the details of the agreement.

Andrew D. Gilchrist

Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Thanks, Susan. I will provide a closer look at the specifics of the transaction and why we believe it is such a compelling value creation opportunity for RAI shareholders.

In this transaction, RAI shareholders will receive, for each RAI share, $29.44 in cash and newly issued Level III American Depositary Shares representing 0.5260 of a BAT ordinary share. The newly issued ADSs will be registered with the SEC and listed on the New York Stock Exchange as a fully tradable security. Based on these terms and the current exchange rate, this agreement values each RAI share at $59.64 and represents a premium of 26.4% to the RAI closing price on October 20, 2016, the day prior to publicly announcing the initial BAT proposal.

The transaction represents an enterprise value to EBITDA multiple of 16.9 times based on RAI’s last 12 months adjusted EBITDA and values the 57.8% of Reynolds shares not already owned by BAT at approximately $49 billion.

From a financing perspective, the combined company will be committed to maintaining a strong investment grade credit rating and BAT has stated its intention to treat legacy RAI and BAT debt equally. BAT has also entered into a $25 billion acquisition facility, which provides additional certainty to the required financing.

As Susan mentioned, the transaction was approved by RAI’s transaction committee and the boards of both companies, and is expected to close in the third quarter of 2017. The transaction is subject to the approval of RAI and BAT shareholders and certain customary closing conditions including regulatory approvals.

In the event that either party’s board changes its recommendation to its shareholders to vote in favor of the deal, a termination fee would be payable to the other party. We believe this transaction provides a significant value creation opportunity for RAI shareholders as the offer represents a premium of 26.4% to the RAI closing price on October 20, 2016, as I had mentioned a moment ago. This 26.4% premium compares favorably to control premiums paid in similar benchmark transactions where the acquiring company already owned between 30% and 49% of the target.

Looking at some other reference points for the $59.64 transaction price, the offer represents a 9.5% premium to the all-time high RAI share price on July 5, 2016, a 7% premium to the terms of the original BAT proposal received on October 20, 2016, and 5.6% premium to the original proposed deal value of $56.50.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

From a valuation perspective, the enterprise value to EBITDA multiple of 16.9 times is at the highest end of multiples paid in major tobacco industry transactions in recent years, with the only notably higher multiple being our sale of the international rights to Natural American Spirit last year.

Also as further reference, the 16.9 times multiple compares to a multiple of 13.1 times in the Lorillard acquisition from June 12, 2015. And from a price-to-earnings perspective, the transaction price would put the RAI PE ratio at 27.5 times RAI’s last 12 months adjusted EPS.

As I’m sure you’re all well aware, the benefits resulting from the Lorillard transaction completed in 2015 along with our successful realization of approximately $800 million in post transaction synergies had resulted in impressive RAI share price performance. Total RAI shareholder return since the announcement of the Lorillard transaction on July 15, 2014 was more than 120% and the total RAI shareholder return has been more than 70% since the Lorillard transaction closing on June 12, 2015. So, we’re extremely pleased with RAI’s accelerated value creation since the acquisition of Lorillard.

Regarding our expected timeline of events leading up to the anticipated transaction closing, one of the key consideration is BAT’s registration of ADSs with the U.S. Securities and Exchange Commission as part of the transaction. Following this registration, 0.5260 of a BAT ordinary share in the form of a New York Stock Exchange-listed Level III ADS will be issued to RAI shareholders for each share of RAI they own as part of the deal consideration.

The transaction is also required to be approved by the shareholders of RAI and BAT. We expect to distribute a proxy statement/prospectus together with notice of the relevant RAI shareholder meeting late in the second quarter or in the third quarter of this year. And we anticipate the timing of the RAI shareholders meeting will be aligned with the timing of the BAT shareholder vote.

The merger is also subject to U.S. and Japanese anti-trust clearance along with certain other regulatory approvals and other customary closing conditions.

Following the completion of these regulatory and shareholder approvals, our current expectation is for closing to occur in the third quarter of 2017. As existing RAI shareholders will receive newly-issued BAT ADSs, they will be provided with a unique opportunity for growth in what will become a stronger, truly global tobacco company. RAI investors who receives the newly-issued shares in the combined company will have continued significant exposure to the attractive, growing and profitable U.S. tobacco market. And we’ll also gain additional exposure to leading positions in high growth emerging markets across South America, Africa, the Middle East and Asia.

These developed and emerging market opportunities will be addressed with a distinctive portfolio of strong, growing global brands including Dunhill, Kent, Lucky Strike, Pall Mall and Rothmans. We believe there is also meaningful opportunity to share global best practices across both of the organizations, as well as the potential for global collaboration and sharing of both company’s R&D expertise and talent across the new enlarged group.

The new combined company will also possess a global next-generation products business with world-class pipeline of innovative vapor and tobacco heating products with access to the fastest-growing NGP markets. And we also believe that the financial rationale to the transaction is equally compelling for RAI shareholders, as RAI shareholders would own approximately 19% of the combined company and are expected to represent greater than 40% of the combined company’s profits.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

The transaction is expected to be accretive to earnings per share, dividends per share and cash flow in the first full year and beyond. The combined company will begin with a strong financial profile with a commitment to maintaining a solid investment grade credit rating. The combined company will also be committed to BAT’s progressive dividend policy with a minimum payout ratio of 65%. RAI shareholders will receive the newly issued BAT ADSs and have the opportunity to participate in the realization of what is expected to be at least $400 million of cost synergies over the first three years.

Now, I’ll turn the call over to Debra, who’ll provide an overview of RAI’s business and its operating company’s brands.

Debra Ann Crew

President and Chief Executive Officer, Reynolds American Inc.

Thank you, Andrew, and good morning, everyone. I’ll start with the high level view on opportunities in the U.S. tobacco market for those new to the Reynolds’ story that may be on the call with us this morning.

As you know, adult tobacco consumers have really benefited from the improved economy over the past year or two, and that impact is starting to stabilize. So, while cigarette volumes declined at a slower-than-historical rate in 2015 and 2016, we are now seeing cigarette volumes return to their historical annual rate of decline of approximately 2% to 4% and our companies have demonstrated an ability to successfully manage this trend.

Moist snuff volumes continue to grow, and profit growth in both of these tobacco categories remained favorable. Of course, we also view as an opportunity the desire by the adult tobacco consumers for alternatives to traditional cigarettes and we’re investing significantly in those alternatives. So, RAI’s operating companies and their brands are well positioned for continued industry leadership and sustainable long-term growth across a wide range of future scenarios.

Here, you see Reynolds American’s main operating companies covering the spectrum of major U.S. tobacco categories as well as the fast growing vapor market that we estimate to currently represent approximately 5% to 7% of the traditional cigarette market.

By offering a range of distinctive brands across key categories at different price points, RAI’s companies can take advantage of these opportunities. We were the first to move to a total tobacco portfolio. And this has been key to our leadership and transformation, both today and over the long-term.

RAI’s operating companies have leading brands with the strongest portfolio dynamics and best demographic profiles in the U.S. tobacco industry. One of the exciting elements of the transaction announcement today is the opportunity created from bringing the Newport, Kent and Pall Mall brands under the same global leadership.

Our iconic cigarette brands, Camel and Pall Mall, and now with the addition of Newport, have transformed our combustible portfolio into the strongest in the industry, and now make up three of the top four cigarette brands in the U.S.

Further, the National American Spirit brand continues to build upon its tremendous history of growth in the U.S. And this uniquely differentiated premium brand has grown to be the sixth largest cigarette brand in the country.

In the moist snuff category, Grizzly has a proven track record of success and long-term growth in market share and profitability. Grizzly is the top brand in the largest flavor segment, Wintergreen; and is the number one brand in the fast-growing pouch segment of the market. And there’s lots more to come in the vapor category, where we’re

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

already a solid number one with VUSE vapor products with approximately a 30% share of the market in traditional channels. And we have a great innovation pipeline being developed by the RAI Innovations Company for the future.

Our companies are also leveraging our strong product portfolio and talented team and actively shaping the evolving marketplace, using our best-in-class innovation expertise to provide a wide range of products that offer the potential for lower risk.

Our company’s commercial strengths are well established, with competitive advantages across several distinct areas versus our competitors. RAI’s companies sell the industry’s broadest array of product offerings, ranging across the risk continuum and we’re leading the way with innovations that are allowing us to take advantage of changing consumer preferences in an evolving regulatory environment. Our results have consistently demonstrated that productivity and a focus on cost efficiency are central elements for our companies, and we continue to find ways to operate more effectively and efficiently.

Our companies are best-in-class when it comes to expertise in consumer and trade marketing, and our companies consistently rank at or near the top of independent surveys of employee engagement, a strong indicator of high performance that impacts our bottom line. So, these advantages help to set RAI and its operating companies apart, both from a product and a people perspective.

Turning to a longer term perspective on our financial performance, RAI has demonstrated a strong and consistent record of growth, with adjusted EPS more than doubling since becoming an independent publicly-traded company in 2004, while producing a compound annual growth rate and adjusted EPS of more than 8% over that 11-year period.

So, in summary, we are very pleased to have reached this agreement that is expected to provide RAI shareholders with a significant premium to our current valuation, while also appropriately valuing the significant opportunities for continued RAI growth through its portfolio of iconic brands and demonstrate a track record of success.

Before we begin the Q&A portion of the call, I would just remind you that we expect to close this transaction in the third quarter of this year once we obtain the necessary shareholder and regulatory approvals. We’re extremely excited about the road ahead and our prospects for growth in the significantly strengthened combined company, with a diversified portfolio of great brands across all key categories in both the U.S. market and some very fast-growing emerging markets. We look forward to completing the transaction and moving forward with what will become the largest global tobacco company in the world.

Thank you, all. Now, we’d be happy to take your questions. Operator, would you please remind our callers how to get in the queue.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

QUESTION AND ANSWER SECTION

Operator: Certainly. [Operator Instructions] Your first question comes from the line of Judy Hong from Goldman Sachs. Your line is open.

Judy E. Hong	Q
Analyst, Goldman Sachs & Co.

Thank you. Good morning, and congratulations.
Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Good morning, Judy.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thank you.
Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Thanks.
Judy E. Hong	Q
Analyst, Goldman Sachs & Co.

So, I had couple of questions. One is, obviously, both you and BAT have talked about the combination really creating a stronger global NGP company. So, just wanted to hear a little bit more on your NGP pipeline, where you are today, where you are just in terms of the scientific package, and what are some of the quick wins that we can expect from the combined company on the NGP side?

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Hi, Judy. It’s Debra, and thank you. I think BAT said it on their call very well this morning as well. I think one of the exciting pieces of this transaction is the opportunity to bring together the strong NGP portfolios of both companies.

As you are aware, VUSE is, by far the number one vapor products I should say, now with adding VIBE as well in the U.S. And so, combining that with also the strong performance that they have with Vype, and I think these portfolios are very complementary. Not to mention things like the heated tobacco products that have not been part of the prior collaboration. So, we’re very excited about what that brings. And we do think that the combination of the two companies will make in total a very, very strong pipeline for NGP going forward.

Judy E. Hong	Q
Analyst, Goldman Sachs & Co.

Are there any sort of quick wins or kind of milepost that we should envision in the near term, I mean, obviously, after the deal closes in terms of what we should be looking for on that side?

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Well, I think, Judy, that it’s very early days. We haven’t specifically discussed those, as you’d call them, quick wins. What we are absolutely confident in is that the combined portfolio and the expertise and capabilities of Reynolds and BAT in that NGP space will create opportunities. And if you take it from a Reynolds’ perspective, the opportunity for our NGP pipeline to be utilized in markets outside the United States is additional revenue stream across the whole group.

Judy E. Hong	Q
Analyst, Goldman Sachs & Co.

Got it. Okay. And then just secondly in terms of how you think the combination and being a 100% owned by BAT will affect, if any, the U.S. combustible strategy going forward?

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

I really don’t think that it will. I think BAT in their commentary is very little overlapping operation. There is not a lot of overlap in the brand portfolio. I believe in their call they mentioned, of course, Pall Mall, now is under worldwide ownership as are the brands Newport and Kent. And of course, you could see in the long-term, the opportunities to look at, opportunities for Newport outside the United States and, of course, you could look at Kent in the United States. But I would say at this time, certainly BAT is very happy with Reynolds’ performance and we have the fastest growing brand portfolio in the U.S. space. So, I believe that it will be complementary, but the strength of the combined group in the context of leadership and talent and best practices, I think both sides will benefit from that sharing.

Judy E. Hong	Q
Analyst, Goldman Sachs & Co.

Got it. Okay. Thank you, both.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thanks, Judy.
Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Thank you.

Operator: Your next question comes from the line of Bonnie Herzog from Wells Fargo. Your line is open.

Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC

Thank you. Good morning, and congratulations, everyone.
Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Good morning. Thank you.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thank you, Bonnie.
Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC

So, I guess I’m curious, if you guys considered any of the potential tax policy changes being proposed, especially the corporate tax reform during negotiations. And then, curious if you considered at any point to wait for clarity on this. I guess, I’d really love to hear your thought process for not waiting for clarity on, I guess, the tax policy changes and then how this might have played a role in valuation.

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Sure, Bonnie. I’ll take that, and then Andrew may add some comments. Obviously, when you are evaluating a transaction of this type, a strategic transaction, a transaction with a 42% holder, there’re many things to consider. And, of course, we were aware, and as was the transaction committee, of the talk of corporate tax rate change. Of course, you’re also looking at what is going to happen to interest rates, what’s going to happen to staples multiples. There is a range of things to be considered. But our view is that you cannot structure a deal around speculation. There is no timetable for resolution of any of these kinds of issues, and that the equity component of this transaction enables our shareholders to participate in upside macro changes on a go-forward basis.

Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC

Okay. That’s helpful. And then, I have a question about your heat-not-burn test in Japan. Could you share with us anymore of the findings from that test? And then, what do you think the opportunities ultimately are for your heat-not-burn offering in the U.S. and/or for BAT’s glo? And then, finally, where else could VUSE be launched internationally?

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

So, hi, Bonnie. It’s Debra. I think the way I would look at it, it’s early days on this heat-not-burn. As I mentioned earlier, this is not part of the prior collaboration agreement with BAT. So, it’s just too early days, I think, to speculate what may go on with the two portfolios of the heat-not-burn products. But I think it is exciting to think about the complementary nature of what we’ve been doing, and I think it does bode well to have a strong pipeline.

You’re also mentioning the opportunities for VUSE outside the U.S., and while certainly we have, as an independent company, the opportunity to expand VUSE realistically, we just did not have the infrastructure. So, certainly, that is another exciting part to contemplate I think as part of this transaction.

Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC

Are you able to share any of the findings regarding the test in Japan? I’m just not sure if you guys are going to do your fourth quarter call. I’m just very curious to hear from you how well that did in Japan.

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Yeah. I think at this point, Bonnie, we just would not comment on that.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC

Okay.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

We’re keeping this call to the transaction itself. Thanks.
Bonnie L. Herzog	Q
Analyst, Wells Fargo Securities LLC
All right. I appreciate. Thank you.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thanks, Bonnie.

Operator: Your next question comes from the line of Adam Spielman from Citi. Your line is open.
Adam J. Spielman	Q
Analyst, Citigroup Global Markets Ltd.

Thank you very much. Good morning. I’d like to follow-up if I may with a couple questions. But coming back to Bonnie’s question about the possibility of a lower corporate tax rate, I noticed that in one of the press releases it says, and I’m reading this, if either the BAT or Reynolds boards decides in line with its fiduciary duties to withhold or withdraw its recommendation to its shareholders, dot, dot, dot. And my question is, what would cause you, do you think, to change your recommendation? And particularly, if there was an announcement, a concrete announcement on a new tax rate, could that cause you to change your recommendation and what would you have to see to change your recommendation? That’s the first question.

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Adam, I’m not going to speculate on any of that. I think the transaction documents speak for themselves. We are very excited about this transaction for Reynolds shareholders, and think it’s a good deal for BAT shareholders as well and...

Adam J. Spielman	Q
Analyst, Citigroup Global Markets Ltd.

I’m sorry.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.
…we look forward to planning for success in this integration.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Adam J. Spielman	Q
Analyst, Citigroup Global Markets Ltd.

Okay. It’s fair enough. The second question is really about the timing. I had expected that you’d announced that you plan to close this in the second quarter. In other words, I’m a little surprised about how long this would take particularly given that you guys must have had time to prepare the proxies and circulars. I’m just wondering if you could put your finger about what you think would take the longest, on the roadmap, to closing, what is the aspect that’s going to take you the longest?

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Adam, I think as we said, there’s really two key elements here, regulatory approvals as well as the listing with the SEC. And those are really the key considerations certainly that pushes things out into that third quarter timeframe.

Adam J. Spielman	Q
Analyst, Citigroup Global Markets Ltd.

Fine. And then, finally, I was just wondering you’ve mentioned the $400 million synergies. I was wondering, from your perspective, where you thought the biggest gains of that $400 million would come from, and any comments and color around that would be very helpful. Thank you.

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Well, I think listening to BAT as they talked about this morning, they obviously outlined a number of areas that they focused on, in particular, procurement. And I think that’s a fair way to look at it, but it’s really a question for BAT at this point.

Adam J. Spielman	Q
Analyst, Citigroup Global Markets Ltd.
Okay. Thank you.
Operator: Your next question comes from the line of Michael Lavery from CLSA. Your line is open.
Michael Lavery	Q
Analyst, CLSA Americas LLC
Good morning.
Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.
Good morning, Michael.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.
Good morning.
Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Good morning.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Michael Lavery	Q
Analyst, CLSA Americas LLC

Just was wondering if you could touch on some of the sensitivities that you looked at with, clearly, the deal with the structure has moving parts around the BAT share price and currency. Is there a range of things you felt like you had estimated as likely or possible and could valuation changes be enough to cause you to reconsider the board’s recommendation?

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Michael, I would say that there were a great number of considerations. And as people have noted, we have been in negotiation and discussion since October 20 with BAT. We believe that the cash component combined with the equity component is great value for Reynolds shareholders. The 26.4% premium is at the top of the range. And that on a go-forward basis, our shareholders will continue to participate in the strong growth opportunities in the U.S. market, but also have broader exposure to the faster growing emerging markets in the BAT group in South America, the Middle East, Asia and Africa.

So, of course, there are always discussions to look and numerous ways to look at valuation. And our transaction committee and the board of directors felt that that we landed in a great spot in this combination.

Michael Lavery	Q
Analyst, CLSA Americas LLC

Okay. Now, that’s great. Thanks. And just curious to, I know you mentioned that there’s a fee if either party changes their mind. Did you mention the amount? I might have missed that.

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

It’s $1 billion.
Michael Lavery	Q
Analyst, CLSA Americas LLC

Okay. Thank you very much.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thanks, Michael.
Operator: Your next question comes from the line of Chris Growe from Stifel. Your line is open.
Christopher Growe	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Hi. Good morning, and congratulations.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Chris, thanks.
Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Thank you.
Christopher Growe	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Sure. I just had two quick ones for you. Debra, I think when you were speaking before, I was going to verify, in terms of the technology sharing agreement that you have with BAT, were heat-not-burn products not included in that from either side?

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

That’s correct. Yes.
Christopher Growe	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Just vapor then?

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Correct.
Christopher Growe	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Okay. And then, just the second question, the Newport brand, obviously, is very strong in the U.S. and has a very small presence outside the U.S. Are there any large markets for the Newport brand outside the U.S. is very large and there would be some nice synergy with you kind of combining these brands under one umbrella?

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Yeah. I mean, that’s probably a better question from BAT. But as far as I know, Newport, by far, the U.S. is the strongest market.

Christopher Growe	Q
Analyst, Stifel, Nicolaus & Co., Inc.

Okay. Well, thanks a lot.
Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thanks, Chris.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Debra Ann Crew	A
President and Chief Executive Officer, Reynolds American Inc.

Thank you.

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Thank you.

Operator: [Operator Instructions] Your next question comes from the line of Priya Ohri-Gupta from Barclays. Your line is open.

Priya Ohri-Gupta	Q
Analyst, Barclays Capital, Inc.

Okay. Thank you so much for taking the call. I was just hoping you might be able to provide a little bit more clarity on how we should think about the treatment of the legacy Reynolds debt in the context of BAT. Should we anticipate that there could be rough guarantees put in place or potentially could that debt be exchanged for BAT?

And then, in the context again of that debt being treated equally, shall we assume that all U.S. debt is going to be registered in terms of the legacy and go forward that’s going to be assured for the deal? Thank you.

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Yeah. Again, I think this is going to be a question for BAT. As we’ve said earlier, they’re going to treat RAI and BAT debt pari passu. And they are committed to their investment grade credit rating. So, I think those are probably the best things we can say today, but that’s really a question for BAT.

Priya Ohri-Gupta	Q
Analyst, Barclays Capital, Inc.

Thank you very much.

Andrew D. Gilchrist	A
Chief Financial Officer & Executive Vice President, Reynolds American Inc.

Thank you.

Susan M. Cameron	A
Executive Chairman, Reynolds American Inc.

Thanks, Priya.

Operator: There are no further questions at this time. Mr. Bannon, I turn the call back over to you.

Reynolds American Inc. (RAI)

Acquisition of Reynolds American Inc. by British American Tobacco p.l.c. Call Transcript

Robert W. Bannon
Vice President, Investor Relations, Reynolds American Inc.

Great. Thanks, Melissa, and thank you to everyone for joining our call today. If you do have any further questions, please feel free to give us a call in Investor Relations. Have a good day.

Operator: This concludes today’s conference call. You may now disconnect.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of Reynolds American Inc. (“RAI”) and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to obtain necessary shareholder approvals for the proposed transaction; the failure to obtain necessary regulatory or other approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could reduce the expected synergies and other benefits of the proposed transaction, result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on RAI or the combined company; the failure to satisfy required closing conditions or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities and the limitations put on RAI’s ability to pursue alternatives to the proposed transaction pursuant to the merger agreement; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the failure to realize projected synergies and other benefits from the proposed transaction; failure to promptly and effectively integrate RAI into British American Tobacco p.l.c. (“BAT”); the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and a potential fluctuation in the market price of BAT common stock; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; the possibility of RAI’s and BAT’s directors and officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the effect of the announcement of the proposed transaction on the ability to retain and hire key personnel, maintain business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction related costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”).

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT will file with the SEC a registration statement on Form F-4 that will include the proxy statement of RAI that also constitutes a prospectus of BAT. RAI plans to mail the definitive proxy statement/prospectus to its shareholders in connection with the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR

ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s web site at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI, when available, by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT, when available, by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’S website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that will be described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus when it is filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s web site at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Proxy Statement on Schedule 14A, dated March 23, 2016, as supplemented, which are filed with the SEC. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.